Exhibit 99.4
CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC
Board of Directors
McDATA Corporation
11802 Ridge Parkway
Broomfield, Colorado 80021
Members of the Board:
We hereby consent to the inclusion of (i) our opinion letter, dated August 7, 2006, to the Board of Directors of McDATA Corporation (“McDATA”) as Annex D to the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement of Brocade Communications Systems, Inc. (“Brocade”) on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Brocade and McDATA, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY — Opinions of Financial Advisors — Opinion of McDATA’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — Consideration of the Merger by the McDATA Board of Directors” and “THE MERGER — Opinion of McDATA’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
/s/ CREDIT SUISSE SECURITIES (USA) LLC
Date: December 4, 2006